                                   EXHIBIT 99

                                 PROXY STATEMENT

                               DCB FINANCIAL CORP
                            41 North Sandusky Street
                              Delaware, Ohio 43015

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                  May 19, 1999

                   TO THE SHAREHOLDERS OF DCB FINANCIAL CORP:

You are hereby notified that the annual meeting of the shareholders of DCB Financial Corp (the "Company") will be held on May 19, 1999 at 7:30 P.M. (Dinner at 6:30 P.M.) at Branch Rickey Arena (South Sandusky Street), Ohio Wesleyan University, Delaware, Ohio, for the purpose of considering and acting upon the following:

1. To elect Class III directors to hold office until the expiration of their terms (3 years) expiring is at the Annual Meeting in 2002 or until their successors shall be duly elected and qualified, and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

This is the third Annual Meeting for the Company which acquired The Delaware County Bank and Trust Company (the "Bank") effective as of the conclusion of business on March 14, 1997. The Board of Directors has fixed April 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of the record date there were 4,178,200 shares of the Company's no par value common stock outstanding. The stock transfer books of the Company will not be closed prior to the meeting.

A copy of the Bank's Annual Report, which includes the Bank's audited Balance Sheets as of December 31, 1998 and 1997, the related audited statements of Income, Statements of Changes in Shareholders' Equity, and Statements of Cash Flows for each of the two years ended December 31, 1998 and 1997, is enclosed.


                                      By the order of the Board of Directors


                                      Larry D. Coburn, President

April 19, 1999

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR EXECUTED PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE ANNUAL MEETING OF SHAREHOLDERS BY NOTIFYING THE CHAIRMAN OF THE MEETING OR THE SECRETARY OF THE COMPANY AT, OR PRIOR TO THE MEETING, OF YOUR INTENTION. IF YOUR STOCK IS HELD IN MORE THAN ONE (1) NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

                               GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy is furnished in connection with the solicitation, by the Board of Directors of DCB Financial Corp, 41 North Sandusky Street, Delaware, Ohio 43015, (740) 363-1133, of proxies to be voted at the annual meeting of the shareholders of DCB Financial Corp to be held on May 19, 1999 at 7:30 P.M. (Dinner at 6:30 P.M.) at Branch Rickey Arena (South Sandusky Street), Ohio Wesleyan University, Delaware, Ohio, in accordance with the foregoing notice.

DCB Financial Corp is a registered bank holding company of which The Delaware County Bank and Trust Company (the "Bank") is its only subsidiary. The Company and the Bank are at times hereinafter collectively referred to as the "Company". This is the third Annual Meeting for the Company which acquired the Bank effective as of the conclusion of business on March 14, 1997.

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation will be borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are first being mailed to shareholders on April 19, 1999.

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the Secretary of the Company prior to the exercise of the proxy in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the proxy. In the absence of instruction, the proxy will be voted "FOR" the election of the nominees listed in this proxy statement.


                                VOTING SECURITIES

Only shareholders of record at the close of business on April 1, 1999 will be eligible to vote at the Annual Meeting or any adjournment thereof. As of April 1, 1999, the Company had outstanding 4,178,200 shares of no par value common stock. Shareholders are entitled to one vote for each share of common stock owned as of the record date, and shall have the right to cumulate votes in the election of Directors in accordance with Ohio law. Cumulative voting permits a shareholder to multiply the number of shares held by the number of directors to be elected, and cast those votes for one candidate or spread those votes among several candidates as he or she deems appropriate.

All Directors and Executive Officers of the Company as a group (comprised of 20 individuals), beneficially held 347,788 shares of the Company's common stock as of February 28, 1999, representing 8.32156 percent of the outstanding common stock of the company.


                PROPOSAL #1 ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS

At the meeting May 19, 1999, Class III Directors are to be elected to hold office until the expiration of their term (3 years) which will be at the Annual Meeting 2002 or until their successor shall be duly elected and qualified.

The Code of Regulations for the Company provides that the Directors shall be divided into three Classes, as nearly equal in number as possible. The number of members and year of term expiration for each Class is as follows:

          Class I   5 Members    Term Expiration 2000
          Class II  5 Members    Term Expiration 2001
          Class III 3 Members    Term Expiration 2002

The Board is designating the following individuals to serve as nominees for election as Class III Directors for terms expiring at the Annual Meeting in 2002. In the event any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominees as shall have been designated by the Board. Information regarding these nominees is set forth as follows:

                           Director
Name                 Age    Since *       Occupation During Past Five Years
----                 ---    -----         ---------------------------------
Jerome J. Harmeyer   60      1990       President, Fisher Cast Steel Products
Rodney B. Hurl       69      1990                 Retired Physician
G. Edwin Johnson     66      1993           President, AgriCommunicators

         * Service includes the time served as a Director of The Delaware County Bank and Trust Company

The election of each nominee will require the affirmative vote of the majority of the outstanding shares of the common stock of the Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of common stock owned by the Directors and Executive Officers of the Company. As of the date of this Proxy Statement, management is not aware of any person who beneficially owns five percent or more of the Company's common stock.

                                          Amount and Nature
                                       of Beneficial Ownership
Name                                      February 28, 1999      Percentage
----                                      -----------------      ----------
Larry D. Coburn, Director & CEO (1)            10,057              0.24%
William R. Oberfield, Director (2)             12,000              0.28%
G. William Parker, Director (3)                26,502              0.62%
Gary M. Skinner, Director (4)                   9,564              0.23%
C. William Bonner, Director (5)                12,600              0.29%
Merrill L. Kaufman, Director (6)               20,940              0.50%
Terry M. Kramer, Director (7)                  49,190              1.18%
Thomas T. Porter, Director (8)                 28,350              0.68%
Edward Powers, Director                        20,040              0.48%
Jerome J. Harmeyer, Director (9)               46,998              1.11%
Rodney B. Hurl (10)                            44,250              1.06%
G. Edwin Johnson, Director (11)                 5,336              0.13%
Vickie J. Lewis, Director (12)                 16,200              0.39%
Richard L. Bump, Secretary to the Board         5,809              0.14%
David G. Bernon, Executive Officer              4,288              0.10%
Donald R. Blackburn, Executive Officer          5,268              0.13%
Douglas A. Lockwood, Executive Officer            274              0.01%
Donna R. Warbel, Executive Officer                963              0.02%
Larry E. Westbrook, Executive Officer          19,392              0.46%
Thomas R. Whitney, Executive Officer            9,767              0.23%

(1) 8,600 shares owned by CEDE & Co., Custodian and 1,457 shares held by Larry Coburn 401(k) Plan.
(2) 8,008 shares owned by William Oberfield individually, 1,600 shares owned by Janet Oberfield, 1,482 shares owned by William Oberfield IRA, 910 shares owned by Janet Oberfield IRA.
(3) 24,843 shares owned by G. William Parker individually and 1,659 shares owned by G. William Parker IRA.
(4) 3,636 shares owned by Gary or Carolyn Skinner jointly, 72 shares owned by Carolyn Skinner individually and 5,856 shares owned by Gary Skinner IRA.

(5) 1,800 shares owned by Charles W. Bonner individually, 1,800 shares owned by Charles W. or Barbara Bonner jointly and 9,000 shares owned by Cede and Co., Custodian.
(6) 1,800 shares owned by Merrill Kaufman individually, 8,640 shares owned by Merrill or Charlotte Kaufman jointly, 5,250 shares owned by Merrill Kaufman IRA and 5,250 shares owned by Ann Kaufman IRA.
(7) 25,770 shares owned by Terry Kramer individually and 23,420 shares owned by Sandra Kramer individually.
(8) 1,800 shares owned by Thomas Porter individually, 450 shares owned by Carolyn Porter individually, 25,050 shares owned by Garth's Auctions, Inc., 600 shares owned by Thomas T. Porter 401(k) Plan and 450 shares owned by Carolyn B. Porter 401(k) plan.
(9) 1,800 shares owned by Jerome Harmeyer individually, 1,944 shares owned by Jerome or Madelyn Harmeyer jointly and 43,254 shares owned by Madelyn Harmeyer individually.
(10) 10,250 shares owned by Rodney B. Hurl Revocable Trust, 32,650 shares owned by Rodney B. Hurl IRA and 1,350 shares owned by Judith Hurl individually.
(11) 2,476 shares owned by G. Edwin and Marilyn Johnson and 2,860 shares owned by G. Edwin Johnson individually.
(12) 500 shares owned by Vickie J. Lewis individually and 15,700 shares owned by Jonathan Lewis individually.


              COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and through its committees. The Board of Directors of the Company and the Bank has appointed and maintains an Audit Committee, Salary Committee, Nominating Committee and Trust Committee.

The Audit Committee reviews with the Company's independent auditors, the audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and nonaudit fees. The Audit Committee is comprised of Harmeyer, Kramer, Parker, Porter and Powers. The Audit Committee met nine (9) times during 1998.

The Salary Committee is responsible for administering the Company's employee benefit plans; setting the compensation of officers; reviewing the criteria that forms the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Salary Committee is composed of Coburn, Johnson, Kramer, Parker and Porter. The Salary Committee met five (5) times during 1998.

The Company's Nominating Committee is responsible for making annual nominations for Directors to fill vacancies created by expiring terms of Directors and from time to time, making appointments to fill vacancies created prior to the expiration of a Director's term. During 1998 the Committee met one (1) time to consider and act upon the nomination of Directors. The Nomination Committee is composed of Coburn, Kaufman and Porter.

The Trust Committee is a committee of the Bank and oversees all activities of the Trust Division of the Bank to assure that all fiduciary obligations are fulfilled ethically, professionally and prudently. Coburn, Harmeyer, Hurl, Oberfield and Lewis served on the committee in 1998 meeting twelve (12) times.

The Board of Directors of the Company meets monthly for its regular meetings and upon call for special meetings. During 1997, the Board of Directors of the Company met thirteen (13) times. All Directors of the

Company attended at least 75 percent of the Board and Committee Meetings that they were scheduled to attend during 1998.

Directors are paid a monthly retainer of $175 for serving on the Board, except for the Chairman of the Board who receives a retainer of $500 per month. In addition, the Directors receive $250 per board meeting attended and $150 for each committee meeting attended. Committee Chairs receive $200 for each committee meeting.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning compensation paid or accrued by the Company and/or its subsidiaries, to or on behalf of the Bank's Chief Executive Officer for the fiscal years ended December 31, 1998 and 1997, and to all executive officers as a group during 1998:

                 SUMMARY COMPENSATION TABLE ANNUAL COMPENSATION
                                                                  All Other
Name and Principal Position         Year    Salary     Bonus   Compensation(1)
---------------------------         ----    ------     -----   ---------------
Larry D. Coburn                     1998   $154,000   $46,813      $15,632
  President - The Delaware County
  Bank & Trust                      1997   $140,000   $48,000      $9,475

All Executive Officers (2) as a
  Group [Seven (7) in number]       1998   $641,832

(1) The Bank pays no "fringe benefits" for its Executive Officers except for use of an automobile by the President, the total value of which is less than $5,000. Includes compensation for attendance at Board meetings while serving as a Director and the Bank's contribution to the 401(k) plan.
(2) Includes Mr. Coburn; David G. Bernon, Senior Vice President - Loans; Donald R. Blackburn, Vice President - Retail Banking and Customer Relations; Douglas A. Lockwood, Acting Controller; Donna R. Warbel, Vice President - Human Resources; Larry E. Westbrook - Senior Vice President & Cashier; and Thomas R. Whitney - Vice President & Senior Trust Officer.


                              EMPLOYMENT CONTRACTS

The Bank has employment contracts currently in place with Larry D. Coburn, President and CEO of the Company and the Bank, Thomas R. Whitney, Vice President and Senior Trust Officer of the Bank and Larry E. Westbrook, Senior Vice President and Cashier of the Bank and Treasurer of the Company.

The contract with Mr. Coburn was entered for the period from August 14, 1995, the effective date of his employment with the Bank, until December 31, 1995. The contract is renewed for successive one year terms after a performance evaluation upon the written consent of the Bank and Mr. Coburn. The contract provides for a base salary of $140,000, subject to the adjustment upward at the discretion of the Board of Directors. Fringe benefits are provided that are comparable to other executive employees except that Mr. Coburn is granted the use of an automobile unlike any other employee. The contract also provides for a severance payment in the event that the Bank terminates Mr. Coburn for other than: (i) "Just Cause" (as defined in the contract); (ii) Mr. Coburn reaching retirement age: or (iii) the Bank's decision not to renew the contract. In such a termination, the Bank is obligated under the contract to pay Mr. Coburn an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Coburn does not consent, and his position with the Bank is changed significantly, Mr. Coburn may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract with Mr. Whitney was entered for the period from August 1, 1996 through December 31, 1996. The contract is renewed for successive one year terms upon the written consent of the Bank and Mr. Whitney. The contract provides for a base salary to be set by the Board's Salary Committee and the employee is entitled to participate in any bonus and other employee benefit plans. The contract also provides for a severance payment in the event that the Bank terminates Mr. Whitney for other than: (i) "Just Cause" (as defined in the contract); (ii) Mr. Whitney reaching retirement age: or (iii) the Bank's decision not to renew the contract. In such a termination, the Bank is obligated under the contract to pay Mr. Whitney an amount equal to his monthly salary for up to 12 months or until he accepts other employment. In the event the Bank is the subject of an acquisition to which Mr. Whitney does not consent, and his position with the Bank is changed significantly, Mr. Whitney may voluntarily terminate the contract and receive as severance an amount equal to the average annual salary he has received from the Bank for the past five years.

The contract for Mr. Westbrook was entered into on April 12, 1990 with an initial term ending December 31, 1990. The contract automatically renews for annual periods unless the Bank does not less than 10 nor more than 20 days notice that the Bank chooses not to renew the contract. The contract also provides for termination "for cause" (as defined in the contract). The contract can be terminated by Mr. Westbrook at any time, upon 90 days written notice. Mr. Westbrook's contract also contains a "change in control" provision providing for payment to the employee if, in connection with any acquisition of the Bank or for one year thereafter, the employee is terminated or exercises his right to terminate the agreement for "Good Reason" (as defined in the contracts) because his position with the Bank is changed significantly. In the event of such termination, the employee is entitled to receive as severance an amount equal to the average annual salary he has received from the Bank for the past 5 years. The contract for Mr. Westbrook is silent as to compensation and such amounts are set by the Board of Directors on an annual basis.


      REPORT OF THE SALARY COMMITTEE OF DCB FINANCIAL CORP ON COMPENSATION

Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during the Company's fiscal year. The disclosure requirements, as applied to the Company, include only the Company's President and Chief Executive Officer, Larry D. Coburn. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers. The Company is a bank holding company and owns a single operating subsidiary, The Delaware County Bank and Trust Company. The Company has no direct employees. All disclosures contained in this Proxy Statement regarding executive compensation reflect compensation paid by the Bank. The Salary Committee of this company has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Salary Committee of the Company has prepared the following report for inclusion in the Proxy Statement.

Compensation Policy. The report reflects the Company's compensation philosophy as endorsed by the Salary Committee. The Salary Committee makes the recommendation regarding the level of compensation for all Executive Officers including Mr. Coburn and Mr. Coburn has input into the compensation levels for all Executive Officers, except himself.

The executive compensation program of the Company has been designed to:

o Support a pay-for-performance policy that awards Executive Officers for corporate performance.

o        Motivate key Executive Officers to achieve strategic business goals.

o Provide compensation opportunities which are comparable to those offered by other peer group companies, thus allowing the Company to compete for and retain talented executive's who are critical to the Company's long-term success.

The Salary Committee approved compensation increases for all Executive Officers of the Company during 1997. Executive Officer salary increase determinations are based upon an evaluation of such executives performance against goals set in the prior year.

The Bank maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of the Bank's pre-tax income for the purpose of employee cash bonuses on an annual basis. The Bonus Plan is administered by the Salary Committee. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and is determined by the Board of Directors upon the recommendation of the Salary Committee.

The Salary Committee has determined that a significant portion of executive compensation should be payable in an annual bonus which shall be based principally upon the financial performance of the Company and that of the individual in attaining his or her established goals.

This Report of Compensation is submitted by the Salary Committee Members: Larry
D. Coburn, G. Edwin Johnson, Terry M. Kramer, G. William Parker and Thomas T. Porter.


              SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Larry D. Coburn, Company's President and Chief Executive Officer served on the Salary Committee of the Company, which is responsible for compensation matters (see "Report of the Salary Committee" in this Proxy Statement).

Although Mr. Coburn served on the Salary Committee, he did not participate in any decisions regarding his own compensation as an Executive Officer. Each year, the Salary Committee recommends that amount of the bonus award for Mr. Coburn (pursuant to the Bonus Plan described above) and salary for the ensuing year. Mr. Coburn did not participate in discussions nor decision-making relative to his own compensation.


           PERFORMANCE GRAPH - SIX YEAR SHAREHOLDER RETURN COMPARISON

The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five or more year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Market Index and the S&P Regional Bank Index for the purposes of this performance comparison. The chart below compares the value of $100 invested on December 31, 1992, in the Bank's stock, S&P 500 Market Index and the S&P Regional Bank Index. The Company has used the Bank's performance because the Company was not an operating company during this time.

The Delaware County Bank and Trust Company Common Stock performance was used through March 17, 1997 when the holding company, DCB Financial Corp, was formed. The performance of DCB Financial Corp then was used for the rest of 1997.

                                  1992      1993      1994      1995      1996      1997      1998
                                  ----      ----      ----      ----      ----      ----      ----
DCB Financial Corp.             $100.00   $119.99   $131.57   $145.66   $268.67   $443.60   $365.08
S&P 500 Index                   $100.00   $110.08   $111.54   $153.47   $188.71   $251.17   $323.03
S&P Major Regional Bank Index   $100.00   $106.03   $100.35   $158.00   $215.91   $322.92   $356.05

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no existing or proposed material transactions between the Company and any of the Company's officers, directors or the immediate family or associates of any of the foregoing persons, except as indicated below:

Mr. C. William Bonner, a Director of the Company, purchased land and built two office complexes located at 6156 Highland Lakes Avenue, Westerville and 10149 Brewster Lane, Powell. The Bank entered into a lease for these office complexes with initial terms of 20 years at a rent of $83,840 and $71,000 per year, respectively. The Board of Directors approved the lease transactions with Mr. Bonner abstaining from consideration of the matter. The Board believes that the rent to be paid to Mr. Bonner and the other terms and conditions of the lease transactions are comparable to those which would be available from an unrelated party.

Some of the directors of the Company, as well as the companies with which such directors are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of management of the Company and the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectablility or present other unfavorable features. During 1998 none of the Bank's Directors or principal officers had outstanding indebtedness that exceeded ten percent (10%) of the Bank's equity capital accounts.

The Bank expects to have in the future, banking transactions, in the ordinary course of its business with directors, officers and principal shareholders, and their associates of the Bank and the Company, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Prior to the acquisition of the Bank by the Company, such reports were filed with the Federal Deposit Insurance Company as the Bank was a "public bank."

Based solely on review of the copies of such forms furnished to the Company or written representations that no such forms were required, the Company believes that during 1998 all Section 16(a) filing requirements applicable to its officers and Directors were complied with. The Company has no shareholders who are ten percent beneficial owners.


                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Board of Directors engaged the accounting firm of Crowe Chizek & Company LLP to perform the certified audit of the Bank's books as of year-end 1998. Their certification is included in the Annual Report which accompanies this proxy material. In addition to the audit report, the Bank relies on Crowe Chizek & Company LLP for consultation on other accounting, investment and tax-related matters as needed by management. The Bank's Board has determined that the performance of non-audit services for the Bank by Crowe Chizek & Company LLP will not have an adverse effect on the independence of that firm with respect to its certified audit report. The independent accountants, Crowe Chizek & Company LLP, will be in attendance at the annual meeting. The Board of Directors will determine who shall perform the 1999 annual certified audit at a later date.


                              SHAREHOLDER PROPOSALS

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of the Company for its next annual meeting, to be held in 2000, must be made by a qualified shareholder and must be received by the Company no later than February 18, 2000.


                                  OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at this time of printing and which may properly come before the meeting. A copy of the Company's 1998 report filed with the Security and Exchange Commission, on Form 10-K, will be available without charge to shareholders on request. Address all requests, in writing, for this document to Donald R. Blackburn, Vice President, The Delaware County Bank and Trust Company, 41 North Sandusky Street, Delaware, Ohio 43015.


                                    By Order of the Board of Directors of
                                    DCB Financial Corp


                                    Larry D. Coburn, President

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      DCB FINANCIAL CORP

                                      By:
                                          ------------------------------
                                             Larry D. Coburn, President and CEO


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


        Signatures                                      Title
        ----------                                      -----

--------------------------              President CEO and Director (Principal
Larry D. Coburn                         Executive Officer)

--------------------------
Date


--------------------------              Director, Chairman of the Board
Jerome J. Harmeyer

--------------------------
Date


--------------------------              Director
Charles W. Bonner

--------------------------
Date


--------------------------              Director
William R. Oberfield

--------------------------
Date


--------------------------              Director
Rodney B. Hurl, M.D.

--------------------------
Date


--------------------------              Director
G. William Parker, M.D.

--------------------------
Date

--------------------------              Director
Thomas T. Porter

--------------------------
Date


--------------------------              Director
Edward A. Powers


--------------------------              Director
Merrill Kaufman

--------------------------
Date


--------------------------              Director
Gary  M. Skinner

--------------------------
Date


--------------------------              Director
Terry M. Kramer

--------------------------
Date


--------------------------              Director
G. Edwin Johnson

--------------------------
Date


--------------------------              Director
Vickie J. Lewis

--------------------------
Date


--------------------------              Director
Richard L. Bump

--------------------------
Date